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                                                                     EXHIBIT 4.3

                       FIRST AMENDMENT TO CREDIT AGREEMENT

            THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of August 5, 2005 (this "Amendment"), is among Tecumseh Products Company, a Michigan corporation (the "Borrower"), the Lenders party hereto and JPMorgan Chase Bank, N.A., as agent for the Lenders (in such capacity, the "Agent").

                                     RECITAL

      The Borrower, the Lenders party thereto and the Agent are parties to a Credit Agreement dated as of December 21, 2004, as modified by a waiver letter dated June 30, 2005 (the "Credit Agreement"). The Borrower and the Guarantors desire to amend the Credit Agreement and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

                                      TERMS

      In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                                   AMENDMENTS

      The Credit Agreement shall be amended as follows:

      1.1 The following definitions are added to the Credit Agreement in appropriate alphabetical order:

      "Banking Services" shall mean all treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to any of the Borrower or any of its Subsidiaries by JPMCB or any of its Affiliates.

      "Banking Services Obligations" of the Borrower and the Guarantors shall mean any and all obligations of any of the Borrower or any of the Guarantors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

      "Brazil Export Debt" means Indebtedness of Brazilian Subsidiaries owing to the government of Brazil in an aggregate amount not to exceed the lesser of (a) $50,000,000 or (b) the aggregate amount of cash and cash equivalents of the Brazilian Subsidiaries.

      "Business Segment" means, at any time, any one or more businesses of the Borrower and its Subsidiaries the results of operations of which are reported as a separate segment in accordance with Agreement Accounting Principles and on the Form 10-K of the Borrower and its Subsidiaries then most recently filed with the Securities and Exchange Commission.

      "Capital Expenditures" means for any period all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of

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Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with Agreement Accounting Principles.

      "Collateral" is defined in Section 2.24(i)(a).

      "Collateral Account" is defined in Section 2.2.

      "Collateral Agent" means JPMCB in its capacity as collateral agent under the Collateral Documents.

      "Collateral Documents" means, collectively, the Intercreditor Agreement, the Security Agreements, the Mortgages and all other agreements or documents granting or perfecting a Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Intercreditor Agreement or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended or modified from time to time.

      "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

      "Credit Agreement Allocated Share" is defined in Section 2.2.

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after the Facility Termination Date.

      "Electrical Components Group" means the Business Segment described as such on the Form 10-Q of the Borrower most recently filed with the Securities and Exchange Commission on the Second Amendment Effective Date.

      "Engine and Power Train Group" means the Business Segment described as such on the Form 10-Q of the Borrower most recently filed with the Securities and Exchange Commission on the Second Amendment Effective Date.

      "Event of Loss" means, with respect to any property of the Borrower and its Subsidiaries, any loss, destruction or damage of such property or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

      "First Amendment" means the First Amendment to this Agreement dated as of the First Amendment Effective Date.

      "First Amendment Effective Date" shall mean August 5, 2005.

      "First Amendment Financial Certificate" means a separate certificate delivered by the Borrower to the Lenders on the First Amendment Effective Date and identified as the "First Amendment Financial

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Certificate, together with any Supplemental Projections delivered under this
Agreement.

      "Foreign Receivables Securitization Program" means one or more transactions wherein a Foreign Subsidiary transfers under a true sale transaction receivables of such Foreign Subsidiary to a Special Purpose Subsidiary which issues or incurs Indebtedness secured solely by such receivables."

      "Intercreditor Agreement" shall mean the Collateral Agency and Intercreditor Agreement among the Secured Parties of the Borrower and JPMCB, as Collateral Agent, to be executed on or before August 31, 2005 in connection with the delivery of the Collateral Documents under Section 2.24(i), as amended or modified from time to time, under which agreement the holders of the Secured Obligations agree to share equally and ratably in any proceeds realized from the enforcement of any guarantees from the Borrower and any Subsidiaries of the Borrower and any Collateral which guarantee or secure, as the case may be, the Secured Obligations, provided that such Intercreditor Agreement, and any amendments or modifications thereto, shall be in form and substance acceptable to the Required Lenders and the Agent.

      "IRB Debt" shall means the indebtedness and other liabilities owing pursuant to any IRB Document at any time.

      "IRB Documents" shall mean all agreements, instruments and other documents executed in connection with the following Mississippi Business Finance Corporation Industrial Development Revenue Bonds issued by the Borrower: (i) 1994 Series A Bonds issued by the Borrower, with a current principal balance of $4,199,106.50 as of the First Amendment Effective Date, and (ii) 1997 Series A Bonds issued originally by the Borrower (now transferred to Evergy, Inc., a Wholly Owned Subsidiary of the Borrower), and guaranteed by the Borrower, with a current principal balance of $6,605,662.62 as of the First Amendment Effective Date.

      "Material Subsidiary" means, at any time, any Subsidiary (including its Subsidiaries) that satisfies one of the following conditions:

      (a) the portion of Consolidated Total Assets, as of the end of the most recently ended fiscal quarter of the Borrower, attributable to such Subsidiary in accordance with Agreement Accounting Principles is at least five percent (5%) of Consolidated Total Assets at such time; or

      (b) the portion of Consolidated EBITDA, for the then most recently ended fiscal quarter of the Borrower, attributable to such Subsidiary in accordance with Agreement Accounting Principles is at least five percent (5%) of Consolidated EBITDA for such period.

      "Mortgages" means each mortgage, deed of trust and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its real property, each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

      "Permitted Foreign Receivables Securitization Program" means one or more transactions wherein a Foreign Subsidiary transfers under a true sale transaction receivables of such Foreign Subsidiary to a special purpose Subsidiary reasonably acceptable to the Agent and the Required Lenders which issues or

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incurs Indebtedness secured solely by such receivables, provided however, that
(i) such Indebtedness is recourse only to such receivables, (ii) the aggregate principal amount of all Indebtedness outstanding of all Special Purpose Subsidiaries pursuant to such transactions shall not at any time exceed the result of (A) $100,000,000 multiplied by (B) the Remaining Securitization Segments Percentage and (iii) at the time of any such transaction and immediately after giving effect thereto, no Default or Unmatured Default would exist.

      "Projected Consolidated Capital Expenditures" means, with respect to any period, Consolidated Capital Expenditures projected for such period in the First Amendment Financial Certificate.

      "Projected Consolidated EBITDA" means, with respect to any period, Consolidated EBITDA projected for such period as set forth in (a) for purposes of determining the Required Business Percentage or the Required Securitization Segments Percentage prior to the delivery of the Supplemental Projections, the First Amendment Financial Certificate, and for purposes of such determination after the delivery of the Supplemental Projections, the Supplemental Projections, and (b) for all other purposes of this Agreement, the Consolidated EBITDA projected for such period in the First Amendment Financial Certificate.

      "Projected EBITDA" means, with respect to any Sold Business for any period, EBITDA of such Business Segment projected for such period as set forth in (a) prior to the delivery of the Supplemental Projections, the First Amendment Financial Certificate and (b) after the delivery of the Supplemental Projections, the Supplemental Projections.

      "Remaining Business Percentage" means, at any time, the result (expressed as a decimal) of:

            (a)   one (1); minus

            (b)   the result of

                        (i) Projected EBITDA for each Sold Business for the
                  period beginning on the first day of the first fiscal quarter beginning after such time and ending on last day of the last fiscal quarter for which such projections have been prepared under (A) prior to the delivery of the Supplemental Projections, the First Amendment Financial Certificate and (B) after the delivery of the Supplemental Projections, the Supplemental Projections, divided by

                        (ii) Projected Consolidated EBITDA for such period.

      "Remaining Securitization Segments Percentage" means, at any time, the result (expressed as a decimal) of:

            (a)   one (1); minus

            (b)   the result of

                        (i) Projected EBITDA for each Sold Business containing a
                  Foreign Receivables Securitization Program for the period beginning on the first day of

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                  the first fiscal quarter beginning after such time and ending on last day of the last fiscal quarter for which such projections have been prepared under (A) prior to the delivery of the Supplemental Projections, the First Amendment Financial Certificate and (B) after the delivery of the Supplemental Projections, the Supplemental Projections, divided by

                        (ii) Projected EBITDA for each Business Segment
                  containing a Foreign Receivables Securitization Program for such period.

      "Secured Obligations" means, collectively, all (i) Obligations, (ii) Rate Management Obligations owing to one or more Lenders or their Affiliates, (iii) 2003 Senior Note Debt, (iv) IRB Debt and (v) Banking Services Obligations.

      "Secured Parties" means the Collateral Agent, the Lenders and the other holders of the Secured Obligations.

      "Security Agreements" means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its personal property (including without limitation any Capital Stock owned by such Borrower or Guarantor), each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

      "Sold Business" means a Business Segment disposed of by the Borrower or any Subsidiary after the First Amendment Effective Date.

      "Supplemental Projections" is defined in Section 6.1(xvi).

      "2003 Senior Note Debt" means the indebtedness and other liabilities owing pursuant to any 2003 Note Purchase Document at any time.

      "2003 Note Purchase Agreement" means the Note Purchase Agreement of the Borrower and the note purchasers party thereto dated March 5, 2003 regarding the 4.66% Senior Guaranteed Notes due March 5, 2011, as amended or modified from time to time.

      "2003 Note Purchase Documents" means the 2003 Note Purchase Agreement, the 2003 Senior Notes and all agreements and documents executed in connection therewith at any time and as amended or modified from time to time.

      "2003 Senior Notes" means the 4.66% Senior Guaranteed Notes due March 5, 2011 issued by the Borrower pursuant to the 2003 Note Purchase Agreement, as amended or modified from time to time and including any notes issued in exchange or replacement for such notes, and any other securities issued pursuant to the 2003 Note Purchase Agreement at any time.

      1.2 The following definitions in the Credit Agreement are restated as follows.

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      "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication (i) Consolidated Interest Expense, (ii) expense for accrued income taxes, (iii) depreciation, (iv) amortization, (v) other non-cash charges, (vi) for purposes of the determining the covenant in Section 6.19.2 but not for purposes of determining the covenant in Section 6.19.4, environmental charges taken after September 30, 2004 but on or before December 31, 2004 in an aggregate amount not to exceed $14,600,000, and (vii) expenses for legal, consulting and advisory services related to the First Amendment and the amendment of the 2003 Note Purchase Documents and the IRB Documents executed in connection therewith taken during the fiscal quarters of the Borrower ending September 30, 2005 or December 31, 2005, in an aggregate amount not to exceed $2,000,000, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis. When referring to the Consolidated EBITDA or EBITDA of any Business Segment, Consolidated EBITDA or EBITDA of any Business Segment shall mean the Consolidated EBITDA attributable to such Business Segment.

      "Consolidated Indebtedness" means, without duplication, at any time all Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of Special Purpose Subsidiaries under a Permitted Foreign Receivables Securitization Program and Brazil Export Debt), including current maturities of such obligations, determined on a consolidated basis in accordance with Agreement Accounting Principles.

      "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time; provided that all accumulated other comprehensive income (as determined in accordance with Agreement Accounting Principles, which includes such non-cash adjustments for foreign currency translation and transaction adjustments, net unrealized gains/losses on all investments, minimum pension liability and other FASB 87 adjustments, and all FASB 133 related adjustments), all goodwill impairment charges taken or to be taken in the fiscal quarters ending June 30, 2005 through December 31, 2005 not to exceed $150,000,000 in aggregate amount, valuation allowances recorded by the Borrower against deferred tax assets that may be taken in the fiscal quarters ending September 30, 2005 and December 31, 2005 not to exceed $20,000,000 in aggregate amount, and all restructuring charges anticipated to be taken from July 1, 2005 through December 31, 2006 in connection with the Engine and Power Train Group and the Electrical Components Group not to exceed $30,000,000 shall be excluded in determining Consolidated Net Worth.

      "Guarantor" means all Guarantors existing as of the First Amendment Effective Date, all present and future Domestic Subsidiaries of the Borrower and their successors and assigns that are Material Subsidiaries, all other Subsidiaries that at any time guarantee or otherwise incur a Contingent Obligation with respect to any of the 2003 Senior Note Debt or IRB Debt, and any other Person executing a Guaranty at any time.

      "Loan Documents" means this Agreement, the Guaranties, the Facility LC Applications, the Collateral Documents, any Notes issued pursuant to Section
2.14 and any other agreements or instruments executed in connection herewith at any time.

      "Net Cash Proceeds" means, without duplication, in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or

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condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Agent for the benefit of the Agent and the Lenders) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

      "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $30,000,000 at any one time outstanding.

      1.3 Section 2.2 is restated as follows:

      2.2. Required Payments; Termination. (i) Unless earlier payment is required hereunder, the Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

      (ii) In addition to all other payments of the Obligations required hereunder and unless waived by the Required Lenders, the Borrower shall prepay the Obligations, and the Aggregate Commitment will be automatically reduced, by an amount equal to the Credit Agreement Allocated Share of all of the Net Cash Proceeds from any sale, condemnation, casualty loss or other disposition or transfer of any assets (including without limitation any Event of Loss, but excluding the sale of inventory or obsolete or worn-out property in the ordinary course of business) in excess of $15,000,000 in aggregate amount in any fiscal year, payable and effective upon receipt of such Net Cash Proceeds.

As used herein, "Credit Agreement Allocated Share" means, at any time, a portion equal to a fraction, the numerator of which is the Aggregate Commitment or, if the Aggregate Commitment has been terminated, the Aggregate Outstanding Credit Exposure at such time, and the denominator of which is the sum of (a) the outstanding principal balance of the 2003 Senior Note Debt at such time, (b) the outstanding principal balance of the IRB Debt at such time and (c) the Aggregate Commitment or, if the Aggregate Commitment has been terminated, the Aggregate Outstanding Credit Exposure at such time.

If any prepayment required under this Section 2.2 would exceed the Aggregate Outstanding Credit Exposure at such time, then the amount of such excess shall be deposited in the Collateral Account unless waived by the Required Lenders.

So long as no Default exists, notwithstanding the above, the Aggregate Commitments will not be reduced below $75,000,000 as a result of any provision of Section 2.2(ii), and the amount by which the Aggregate Commitments would be reduced below $75,000,000 (and the corresponding amount by which the Obligations would be prepaid pursuant to Section 2.2(ii)) instead shall be paid to the Agent and held as cash collateral for the Obligations in the Collateral Account unless waived by the Required Banks. As used herein, "Collateral Account" means a special collateral account pursuant to arrangements satisfactory to the Agent at the Agent's office at the address specified pursuant to Article XIII. Such Collateral Account shall be under the sole dominion and control of the Agent, for the benefit of the

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Lenders, and in which the Borrower shall have no interest until all Obligations have been irrevocably paid in full and all Commitments have expired or been terminated, at which time any balance remaining in the Collateral Account shall be paid to the Borrower. The Borrower will execute such further agreements and documents, if any, reasonably requested by the Agent in connection with the Collateral Account. After a Default, the Agent may apply any of the funds in the Collateral Account to the Obligations in such order determined by the Agent. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Collateral Account to secure the prompt and complete payment and performance of the Obligations.

      1.4 Section 2.5 is restated as follows:

      2.5. Swing Line Loans.

            2.5.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower and, to the extent agreed to by the Swing Line Lender in its sole discretion, to certain of the Borrower's Subsidiaries from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower (and certain of the Borrower's Subsidiaries if and to the extent agreed to by the Swing Line Lender in its sole discretion) may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date. The Borrower shall be absolutely and unconditionally jointly and severally liable for all Swing Line Loans made to any of its Subsidiaries, and the Borrower and any such Subsidiary shall execute all additional agreements in connection with any Swing Line Loans made to a Subsidiary of the Borrower as reasonably requested by the Swing Line Lender.

            2.5.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), (ii) whether the Swing Line Loan will be made to the Borrower or, to the extent agreed to by the Swing Line Lender in its sole discretion, to a Subsidiary of the Borrower and (iii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 or the equivalent thereof. The Swing Line Loans made to the Borrower shall bear interest at the Floating Rate or such other rate agreed to by the Borrower and the Swing Line Lender. The Swing Line Loans made to any Subsidiary of the Borrower shall bear interest at the rate agreed to by such Subsidiary and the Swing Line

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      Lender and shall be in such currency as agreed to by the Swing Line
      Lender.

            2.5.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify the Swing Line Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available at such location specified by the Agent. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower or such applicable Subsidiary on the Borrowing Date at the Agent's aforesaid location.

            2.5.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower or applicable Subsidiary upon demand by the Swing Line Lender and automatically without demand on the Facility Termination Date. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Any Swing Line Loan outstanding in any currency other than U.S. Dollars shall be immediately converted to U.S. Dollars (at such exchange rate reasonably determined by the Agent) at any time such a Revolving Loan is to be made. Not later than noon (Chicago time) on the date of any notice received pursuant to this
      Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Detroit to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation,
      (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this
      Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. Any Swing Line Loan outstanding in any currency other than U.S. Dollars shall be immediately converted to U.S.

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      Dollars (at such exchange rate reasonably determined by the Agent) at any time a Revolving Loan is to be made to refund such Swing Line Loan or a Lender is to purchase a participation in such Swing Line Loan. On the Facility Termination Date, the Borrower and any applicable Subsidiary shall repay in full the outstanding principal balance of the Swing Line Loans.

      1.5 The following new Section 2.24 is added to the Credit Agreement:

            2.24. Collateral Security; Further Assurances. (i) To secure the payment when due of the Secured Obligations, on or before September 30, 2005 the Borrower shall execute and deliver, or cause to be executed and delivered, to the Collateral Agent, Collateral Documents granting or providing for the following:

            (a) Security Agreements granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and subject to the sharing provisions to be contained in the Intercreditor Agreement, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Michigan Uniform Commercial Code) and all other personal property of the Borrower and of each Guarantor, subject to any exclusions approved by the Required Lenders (all of the foregoing, collectively with the real property subject to a Mortgage required under Section 2.24(b) below, collectively, the "Collateral"). Notwithstanding the foregoing, with respect to Liens granted by the Borrower or any Guarantor on the Capital Stock of any Foreign Subsidiary such Lien shall not exceed 65% of the voting Capital Stock of such Foreign Subsidiary and shall be limited to the Capital Stock of Foreign Subsidiaries that are Material Subsidiaries.

            (b) Mortgages granting a Lien on the real property to the extent such Liens are required by the holders of the 2003 Senior Notes.

      (ii) On or before September 30, 2005 the Borrower shall cause each of the following conditions to be satisfied:

            (a) All Collateral Documents (other than the Intercreditor Agreement, the execution of which is governed by Section 2.24(ii)(b), provided Borrower and Guarantors shall consent to such Intercreditor Agreement after it is agreed to by all parties thereto on terms reasonably requested by the Agent) as reasonably requested by the Agent, in each case duly executed on behalf of the Borrower and the Guarantors, as the case may be, granting to the Lenders and the Agent the Collateral and support specified in Section 2.24 of the Credit Agreement, together with: (v) such resolutions, certificates and opinions of counsel as reasonably requested by the Agent; (w) the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Lenders or the Agent may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements, Mortgages and other filings which the Lenders or the Agent may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Lenders or the Agent thereunder, together with Uniform Commercial Code record searches and other Lien searches in such offices as the Lenders or the Agent may request; (x) evidence that the casualty and other insurance required pursuant to the Loan Documents is in full force and effect; (y) originals of all instruments and certificates representing all of the outstanding shares of Capital Stock and other securities and instruments to be pledged thereunder, with appropriate stock powers, endorsements and other powers duly executed in blank; and (z) such other evidence that Liens creating a first priority security interest, subject to the Intercreditor Agreement, in the Collateral shall have been created and perfected as requested by the Agent and the satisfaction of all other conditions in connection with the Collateral and the Collateral Documents as reasonably requested by the Agent. So long as the Borrower and its Subsidiaries have complied, and continue to comply, with all of the terms of this Section 2.24 and the Collateral Documents, the failure to perfect the Lien of the Collateral Agent on the Capital Stock of a Material Foreign Subsidiary shall not result in a Default.

            (b) The obligations of the Borrower and each Guarantor to grant the Liens set forth in this Section 2.24 shall be conditioned upon the execution by the Agent, on behalf of the Lenders, of an Intercreditor Agreement. Each of the Lenders agrees to negotiate the terms of and, contemporaneously with the grant of the Liens contemplated by this Section 2.24, enter into, or permit the Agent to enter into on its behalf, an Intercreditor Agreement.

      (iii) The Borrower agrees that it will promptly notify the Agent of the formation, acquisition or existence of any Subsidiary that is a Guarantor (per the definition of Guarantor) that has not executed a Guaranty and Security Agreement or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents. The Borrower agrees that it will promptly execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such additional Collateral Documents, Guaranties and other agreements, documents and instruments, each in form and substance satisfactory to the Agent, sufficient to grant the Guaranties and Liens contemplated by this Agreement and the Collateral Documents. The Borrower shall deliver, and cause each Guarantor to deliver, to the Agent all original instruments payable to it with any endorsements thereto required by the Agent. Additionally, the Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Agent may reasonably request in connection therewith. The Borrower shall use its best efforts to cause each lessor of real property to the Borrower or any Guarantor where any material Collateral is located to execute and deliver to the Agent an agreement in form and substance reasonably acceptable to the Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Collateral Agent to enter such premises in connection therewith. The Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the reasonable request of the Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Borrower and its Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Required Lenders. Notwithstanding the foregoing, the provisions of this Section 2.24(iii) shall not apply prior to the date the Borrower and the Guarantors are required to deliver the Collateral Documents required by Section 2.24(i).

      1.6 Section 5.5 is restated as follows:

      5.5. Material Adverse Change. Since the date of the financial statements of the Borrower filed with the Securities and Exchange Commission with the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 2005, except as reflected in or contemplated by the financial forecasts provided to the Lenders on June 16, 2005, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, except as disclosed in the SEC Reports.

      1.7 The following new Section 5.20 is added to the Credit Agreement:

      5.20 2003 Senior Note and IRB Debt. All representations and warranties of the Borrower contained in any 2003 Senior Note Document or IRB Document were true and correct in all material respects as of the date such representations and warranties were made. As of the First Amendment Effective Date, the outstanding principal balance of the 2003 Senior Note Debt is $250,000,000 and all 2003 Senior Note Documents (including the amendment and other agreements and documents executed on or about the date hereof) have been delivered to the Lenders prior to the First Amendment Effective Date. As of the First Amendment Effective Date, the outstanding principal balance of the IRB Debt is $10,804,769.12 and all IRB Documents (including the waiver or amendment and other agreements and documents executed on or about the date hereof) have been delivered to the Lenders prior to the First Amendment Effective Date. There is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under any 2003 Senior Note Document or IRB Document. Neither the Borrower nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any party to any 2003 Senior Note Document or IRB Document (other than as set forth in the documents delivered to the Lenders prior to the First Amendment Effective
Date) or to any other creditor of the Borrower or any Subsidiary in connection with the transactions contemplated hereby.

      1.8 Section 6.1 is amended by re-designating Section 6.1(x) as Section 6.1(xvii) and adding the following new Sections 6.1(x), (xi), (xii), (xiii),
(xiv), (xv) and (xvi):

            (x) As soon as available, and in any event to later than 30 days after month end ending prior to March 30, 2007, a reporting package which sets forth in reasonable detail income statements, balance sheets and statements of cash flow (as currently prepared by the Borrower) on a consolidated and consolidating basis (by legal entity rolling up into reporting segments, rolling up into the Borrower), and for each of the Borrower's reporting segments, including variance reports as currently prepared by the Borrower.

            (xi) Promptly after the delivery thereof, copies of any reports by Alix Partners delivered to the board of directors of the Borrower or any committee thereof from time to time on or prior to March 30, 2007.

            (xii) On September 1, 2005 and the first Business Day of each month thereafter occurring on or prior to March 30, 2007, a 6 week treasury cash flow forecast which sets forth in reasonable detail projected receipts and disbursements.

            (xiii) Not later than 45 days at the end of each fiscal quarter end ending prior to March 30, 2007, an explanation of variance reports to the First Amendment Financial Certificate or Revised Business Plan, as applicable, as currently prepared by the Borrower.

            (xiv) Not later than February 28, 2006 a revised business plan for the Borrower's 2006, 2007 and 2008 fiscal years (the "Revised Business Plan") in a form reasonably acceptable to the Required Lenders and as approved by the Borrower's Board of Directors.

            (xv) Simultaneously with their delivery to the holders of the 2003 Senior Notes, such projections, financial information and other reporting items delivered to the holders of the 2003 Senior Notes pursuant the 2003 Note Purchase Agreement.

            (xvi) not earlier than January 1, 2006 and not later than February 28, 2006 and not earlier than July 1, 2006 and later than August 31, 2006, projections (collectively, the "Supplemental Projections") prepared by the Borrower and delivered to its board of directors setting forth Projected EBITDA for each Business Segment and Projected Consolidated EBITDA, in each case for each fiscal quarter of the immediately following period of six fiscal quarters of the Borrower, such projections to be prepared in a manner consistent with the projections previously supplied by the Borrower to the Lenders on or about the First Amendment Effective Date, and certified by a senior financial officer of the Borrower as having been prepared by the Borrower on the basis of assumptions stated therein which the Borrower reasonably believed were reasonable when made in light of the historical performance of the Borrower and its Subsidiaries and reasonably foreseeable business conditions.

      1.9 Section 6.10 is restated as follows:

      6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own Capital Stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, (ii) on or prior to December 31, 2006, if no Default or Unmatured Default shall exist immediately before or after giving effect thereto or be caused as a result thereof, the Borrower shall be permitted to declare and pay quarterly dividends in respect of its Class A and Class B Common Stock up to an aggregate amount of $6,000,000 per quarter (x) for the fiscal quarter ended September 30, 2005 and (y) for each fiscal quarter thereafter, the lesser of $6,000,000 or the amount permitted for such fiscal quarter by the 2003 Note Purchase Agreement as in effect on the First Amendment Effective Date (and giving effect to the Amendment No. 2 thereto dated the First Amendment Effective Date, but not any subsequent amendment or modification), and (iii) after December 31, 2006, the Borrower may declare and pay dividends on its Capital Stock and make redemptions, repurchases or other acquisitions or retirements of any of its Capital Stock provided that in each case no Default or Unmatured Default shall exist before or after giving effect thereto or be caused as a result thereof. Notwithstanding anything in this Agreement to the contrary, the Borrower will not (a) issue any Disqualified Stock or (b) redeem or otherwise acquire any of its Capital Stock at any time prior to January 1, 2008, except solely in exchange for its common Capital Stock

      1.10 The following is added to the end of Section 6.11.

            Notwithstanding the foregoing, and in addition to any other restrictions contained herein, the Borrower will not permit its Subsidiaries to incur any Indebtedness that is not permitted by the 2003 Senior Note Documents.

      1.11 The following is added to the end of Section 6.13.

            Notwithstanding the foregoing, and in addition to any other restrictions contained herein, the Borrower will not, nor will permit its Subsidiary to lease, sell or otherwise dispose of its Property to any other person if such lease, sale or other disposition is not permitted by the 2003 Senior Note Documents.

      1.12 Section 6.15 is amended by adding the following to the end thereof:

            Notwithstanding the foregoing, (a) in addition to any other restrictions contained herein, the Borrower will not, nor will permit its Subsidiary to, create, incur or suffer to exist any Lien if such Lien is not permitted by the 2003 Senior Note Documents and (b) all Liens under the Collateral Documents shall be permitted.

      1.13 Section 6.19 is restated as follows:

            6.19. Financial Covenants.

                  6.19.1. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than (i) 2.00 to 1.0 as of the end of any fiscal quarter ending prior to December 31, 2006 or (ii) 3.0:1.0 as of the end of any fiscal quarter ending on or after December 31, 2006, calculated quarterly on a trailing four fiscal quarter basis.

                  6.19.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than (i) 4.0:1.0 at any time prior to March 31, 2006, (ii) 3.75:1.0 at any time on and after March 31, 2006 and prior to September 30, 2006, (iii) 3.50:1.0 at any time on or after September 30, 2006 and prior to December 31, 2006, (iv) 3.25:1.0 at any time on or after December 31, 2006 and prior to March 31, 2007 or (v) 3.0:1.0 at any time on or after March 31, 2007.

                  6.19.3. Minimum Net Worth. The Borrower will not permit or suffer Consolidated Net Worth to be less than (i) at any time on or prior to December 31, 2006, $950,000,000 or (ii) at any time after December 31, 2006, the sum of (a) $900,000,000 plus (b) 50% of Consolidated Net Income earned in the two consecutive fiscal quarters ending December

      31, 2004 (without deduction for losses) plus (c) 50% of Consolidated Net Income earned in each fiscal year ending on or after December 31, 2005 (without deduction for losses).

                  6.19.4 Minimum EBITDA. The Borrower will not permit or suffer Consolidated EBITDA as of the end of any fiscal quarter ending on or after June 30, 2005 but on or before December 31, 2006, as calculated for the four consecutive fiscal quarters then ending, to be less than the result of (i) 90% of the amount of Projected Consolidated EBITDA for such four consecutive fiscal quarters then ending multiplied by (ii) the Remaining Business Percentage on such date.

                  6.19.5 Maximum Capital Expenditures. The Borrower will not permit or suffer Consolidated Capital Expenditures, as of the end of each fiscal quarter ending on or after September 30, 2005 and on or before December 31, 2006, to exceed 110% of Projected Consolidated Capital Expenditures for the period beginning on July 1, 2005 and ending on the last day of such fiscal quarter.

                  6.19.6 Consolidated Indebtedness. The Borrower will not permit or suffer Consolidated Indebtedness at any time on or before December 31, 2006 to exceed (i) $460,000,000 times (ii) the Remaining Business Percentage at such time.

      1.14 The following new Sections 6.21 and 6.22 are added to the Credit
Agreement:

            6.20 Optional Payments and Modification of Debt. The Borrower will not, nor will it permit any Subsidiary to, (i) make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other optional redemption of any 2003 Senior Note Debt or IRB Debt, (ii) enter into any agreement restricting the ability of the Borrower and its Subsidiaries to amend or modify any Loan Document, (iii) enter into any agreement or arrangement requiring any defeasance of any kind of any 2003 Senior Note Debt or IRB Debt or (iv) pay or agree to pay any fee, interest or other compensation or consideration (other than as required under the 2003 Senior Note Documents and IRB Documents delivered to the Lenders prior to the First Amendment Effective Date) to any purchaser or other holder of the 2003 Senior Note Debt or IRB Debt.

            6.21 Retention of Management for Engine Segment. The Borrower will continue to retain Alix Partners LLC (or a similar firm acceptable to the Required Lenders) as interim operating managers of the Engine and Power Train Group (in accordance with the terms of the contracts governing the terms of its engagement filed with the Borrower's Form 8-K referred to below) until December 31, 2006, to perform such duties and tasks as are consistent with (a) the scope of engagement set forth in the implementation plan set forth in that certain report, dated June 20, 2005, prepared by AlixPartners LLC and delivered to the Lenders, and (b) the Borrower's Form 8-K, dated July 20, 2005, filed with the Securities and Exchange Commission.

      1.15 The following new Sections 7.14 and 7.15 are added to the Credit
Agreement:

            7.14. Any Collateral Document shall for any reason (other than solely as the result of an act or omission of the Agent or a Lender) fail to create a valid and perfected first priority security interest, subject to the Intercreditor Agreement, in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or, due to any action by the Borrower or any of its Subsidiaries not consented to by the Required Lenders, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by the Borrower or any of its Subsidiaries not consented to by the Required Lenders to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower or any Guarantor shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document.

            7.15 The occurrence of any "Default" under and as defined in the Intercreditor Agreement.

      1.16 Clause (iii) of Section 8.2 is restated as follows: "(iii) Extend the Facility Termination Date, or increase the amount of the Aggregate Commitment, other than pursuant to Section 2.23 (or increase the Commitment of any Lender without the consent of such Lender), or permit the Borrower to assign its rights under this Agreement, or release all or substantially all of the Collateral (other than release of Collateral permitted by this Agreement or pursuant to any sale of such Collateral permitted by this Agreement)."

      1.17 The following new Sections 10.16 and 10.17 are added to the Credit
Agreement:

            10.16 Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver to the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. The Lenders further empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver on their behalf the Intercreditor Agreement and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Intercreditor Agreement, provided that the form of the Intercreditor Agreement has been approved by the Required Lenders, and each Lender shall be bound by the terms and provisions of the Intercreditor Agreement so executed by the Agent.

            10.17 Collateral Releases. The Lenders hereby empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof, including without limitation any Collateral held under the Collateral Documents which is permitted to be sold under the terms of this Agreement, or of any other Loan Document or which shall otherwise have been approved by the Required Lenders in writing.

      1.18 The Pricing Schedule attached to the Credit Agreement is replaced with the Pricing Schedule attached to this Amendment.

                                   ARTICLE 2.
                                 REPRESENTATIONS

      The Borrower represents and warrants to the Agent and the Lenders that:

      2.1 The execution, delivery and performance of this Amendment are within its powers, have been duly authorized by the Borrower and are not in contravention of any Requirement of Law. This Amendment is the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with the terms thereof, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      2.2 After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

      2.3 Complete and correct copies of the amendment to the 2003 Note Purchase Agreement, the waiver or amendment to the IRB Documents, and all agreements and documents executed in connection therewith have been delivered to the Lenders and such amendments, waivers and other agreements and documents are being executed simultaneously herewith, and neither the Borrower nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any party to the 2003 Note Purchase Documents or the IRB Documents or any of their respective Affiliates, attorneys, agents, consultants or other representatives (other than as set forth in such amendments, waivers and other agreements and documents) or to any other creditor of the Borrower or any Subsidiary in connection with the transactions contemplated thereby.

      2.4 All Subsidiaries that are Guarantors (per the definition of Guarantor) have duly executed and delivered a Guaranty and are parties to the Consent and Agreement attached hereto.

                                   ARTICLE 3.
                              CONDITIONS PRECEDENT.

            This Amendment shall become effective as of the date hereof, provided that each of the following has been satisfied:

      3.1 This Amendment shall be signed by the Borrower, the Agent and the Required Lenders.

      3.2 Each Guarantor shall have executed the Consent and Agreement attached hereto.

      3.3 The Lenders shall have received an amendment to the 2003 Note Purchase Agreement, a waiver or amendment to the IRB Documents and all agreements and documents executed in connection therewith, and all such amendments and waivers and other agreements and documents shall be executed simultaneously herewith and shall be satisfactory to the Required Lenders.

      3.4 The Borrower and the Guarantors shall have executed and delivered such other agreements and instruments, and satisfied such other conditions in connection with this Amendment as required by the Agent, including but not limited to resolutions, certificates, financial statements and projections and opinions of counsel acceptable to the Agent and the payment of such fees required in connection herewith.

                                   ARTICLE 4.
                                 MISCELLANEOUS.

      4.1 References in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

      4.2 The Borrower agrees to pay and to save the Agent harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Agent in connection with preparing this Amendment and the related documents.

      4.3 The Borrower acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under all documents executed in connection with the Loan Documents and all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents. The Borrower represents and warrants that it is not aware of, and hereby waives, any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns.

      4.4 Except as expressly amended hereby, the Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any Loan Document or any transactions in connection therewith. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

      4.5 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be enforceable as originals.

            IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed, delivered and effective as of August 5, 2005.

                                      TECUMSEH PRODUCTS COMPANY

                                      By: ______________________________________
                                      Title: ___________________________________

                                      JPMORGAN CHASE BANK, N.A., as a Lender and as Agent and LC Issuer

                                      By: ______________________________________
                                      Title: ___________________________________

                                      COMERICA BANK, as a Lender and as
                                      Syndication Agent

                                      By: ______________________________________
                                      Title: ___________________________________

                                      FIFTH THIRD BANK

                                      By: ______________________________________
                                      Title: ___________________________________

                                      THE NORTHERN TRUST COMPANY

                                      By: ______________________________________
                                      Title: ___________________________________

                              CONSENT AND AGREEMENT

            As of the date and year first above written, each of the undersigned hereby:

            (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated hereby, and agrees to all terms and provisions of the above letter applicable to it;

            (b) agrees that its Guaranty and all other Loan Documents executed by the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent and/or the Lenders (collectively, the "Documents") are hereby ratified and confirmed and shall remain in full force and effect, and the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect to any Document or any transactions in connection therewith; and

            (c) acknowledges that it is in its interest and to its financial benefit to execute this consent and agreement.

                                     M.P. PUMPS, INC.
                                     TECUMSEH INVESTMENTS INC.
                                     TECUMSEH COMPRESSOR COMPANY
                                     LITTLE GIANT PUMP COMPANY
                                     DOUGLAS HOLDINGS, INC.
                                     TECUMSEH POWER COMPANY
                                     FASCO INDUSTRIES, INC.
                                     CONVERGENT TECHNOLOGIES INTERNATIONAL, INC.
                                     EVERGY, INC.
                                     TECUMSEH DO BRASIL USA, LLC
                                     TECUMSEH PUMP COMPANY
                                     TECUMSEH CANADA HOLDING COMPANY
                                     VON WEISE GEAR COMPANY
                                     MANUFACTURING DATA SYSTEMS, INC.

                                     By: /s/ JAMES S. NICHOLSON
                                         -------------------------------------
                                     Name: James S. Nicholson
                                     Title: Vice President and Treasurer

                                     EUROMOTOR, INC.

                                     By: /s/ JAMES S. NICHOLSON
                                         -------------------------------------
                                     Name: James S. Nicholson
                                     Title: Vice President

                                PRICING SCHEDULE

     TOTAL           LEVEL I   LEVEL II  LEVEL III  LEVEL IV  LEVEL V    LEVEL VI   LEVEL VII
   DEBT/EBITDA        STATUS    STATUS    STATUS     STATUS    STATUS     STATUS     STATUS
-------------------  --------  --------  ---------  --------  ---------  ---------  ---------
Applicable Facility  12.5 bps  15.0 bps  17.5 bps   20.0 bps  25.0 bps   30.0 bps   40.0 bps
Fee

Applicable Margin -  37.5 bps  47.5 bps  70.0 bps   92.5 bps  125.0 bps  170.0 bps  210.0 bps
Eurodollar Rate
Loans

      For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

      "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to the Credit Agreement.

      "Level I Status" exists at any date if, on such date, the Leverage Ratio is less than 1.00:1.

      "Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50:1.0.

      "Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.00:1.0.

      "Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and
(ii) the Leverage Ratio is less than 2.50:1.0.

      "Level V Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV and (ii) the Leverage Ratio is less than 3.00:1.0.

      "Level VI Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status. and (ii) the Leverage Ratio is less than 3.50:1.0.

      "Level VII Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

      "Status" means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status or Level VII Status.

      The Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as determined in the then most recent Financials. Adjustments, if any, to the Applicable Margin and Applicable Facility Fee Rate shall be effective five

Business Days after the date the Borrower is required to deliver the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin and the Applicable Facility Fee Rate shall be the highest Applicable Margin and Applicable Facility Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin and Applicable Facility Fee Rate shall be set at Level VII as of the First Amendment Effective Date.

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